Exhibit 99.1

FROM:  SIEBERT FINANCIAL CORP.
  885 Third Avenue Suite 3100
                New York, NY 10022

SIEBERT FINANCIAL CORP. ANNOUNCES COMPLETION OF SUZANNE SHANK’S ROLE AS ACTING CEO

New York—March 3, 2015--Siebert Financial Corporation [NASDAQ: SIEB] today announced that Suzanne Shank has completed her role as Acting Chief Executive Officer of Siebert Financial Corp. to devote full time to her continuing position as Chief Executive Officer of Siebert Branford Shank and Company (SBSCO). Ms. Shank co-founded SBSCO with Mickie Siebert and Napoleon Brandford in 1996.

Joseph M. Ramos, Executive Vice President and Chief Financial Officer of Siebert Financial, will continue to perform a similar function as a Principal Executive Officer to those previously performed by Ms. Shank.

At the request of the Siebert Financial board of directors following the death of company founder Muriel F. Siebert in 2013, Ms. Shank became Acting CEO of the company. Under her tenure, SBSCO completed its acquisition of the Siebert Financial Capital Markets Group in November 2014.

“It was truly an honor to lead Siebert Financial as Acting CEO after the passing of Mickie Siebert,” said Suzanne Shank. “She was a legendary Wall Street trailblazer who was a friend and mentor, as well as a business partner as co-founder of SBSCO. Working with Siebert’s Chairwoman Jane Macon, the board of directors and the staff in continuing the company’s success has been a pleasure.”

“On behalf of the Board of Directors, our management team and all employees, we thank Suzanne for her dedication during our transition, and we wish her continuing success in her dynamic leadership role as CEO of Siebert Brandford Shank,” said Jane H. Macon, Chairwoman of Siebert Financial Corp. “The Siebert Financial team remains committed to providing superior customer service to our many clients, and maintaining the high standards and integrity established by our founder Mickie Siebert.”

Mickie Siebert, who became the first woman member of the New York Stock Exchange in 1967, built Siebert Financial Corp.’s reputation for integrity, quality, service, execution and sound business practices in the securities industry over 40 years.

Mr. Ramos has been Executive Vice President, Chief Financial Officer and Assistant Secretary of Siebert Financial since 2003 and Chief Financial Officer of Siebert, Brandford, Shank, & Co., L.L.C. since 2009. Prior to joining Siebert, he served as Chief Financial Officer of Internet Financial Services, Inc. from 1999 to 2002. Previously, Mr. Ramos served as Chief Financial Officer of Nikko Securities International, Inc. for nearly four years. Previous to that position, he worked at Cantor Fitzgerald for nine years, holding various accounting and management positions, the last as Chief Financial Officer of its registered broker-dealer based in Los Angeles. Mr. Ramos was an audit manager for Deloitte & Touche LLP, a public accounting firm from 1982 to 1987. He is a Certified Public Accountant licensed in the State of New York.

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About Siebert Financial Corp.
Siebert Financial Corp. is a holding company which conducts all of its brokerage operations through Muriel Siebert & Co., Inc. The firm became a member of the New York Stock Exchange in 1967, when Ms. Siebert became the first woman to own a seat on the Exchange. Siebert Financial is based in New York City with additional retail branches in Boca Raton, FL, Beverly Hills, CA and Jersey City, NJ.

For more information, please contact:

Rubenstein Associates—Public Relations
Laura Hynes-Keller: W: 212-843-8095 M: 646-797-6992 E: lhynes@rubenstein.com